Exhibit 99.1

FOR IMMEDIATE RELEASE

Austerlitz Acquisition Corporation I Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing April 19, 2021

LAS VEGAS, NV, April 19, 2021 – Austerlitz Acquisition Corporation I (the “Company”) announced that, commencing April 19, 2021, holders of the units sold in the Company’s initial public offering of 69,000,000 units completed on March 2, 2021 may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “AUS” and “AUS WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “AUS.U.” No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

The Sponsor of the Company is Austerlitz Acquisition Sponsor, LP I, an affiliate of Trasimene Capital Management, LLC, led by William P. Foley, II.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained, for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus may be obtained for free from the offices of Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, telephone: (800) 221-1037 or by emailing: usa.prospectus@credit-suisse.com; J.P. Morgan Securities LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: 1-866-803-9204, or by emailing: prospectus- eq_fi@jpmchase.com; or BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001 or by emailing: dg.prospectus_request@bofa.com.

Austerlitz Acquisition Corporation I

Austerlitz Acquisition Corporation I is a newly incorporated blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. For more information, please visit https://investor.austerlitz1.com/.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute forward-looking statements. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Source: Austerlitz Acquisition Corporation I

For more information, please contact:

Shannon Devine, SVP, Solebury Trout, 203-428-3228, sdevine@soleburytrout.com